Exhibit 5.1

[LINKLATERS & ALLIANCE LETTERHEAD]

Compagnie Générale de Géophysique
1, rue Léon Migaux
91341 Massy
France

May 7, 2002

Dear Sirs

Compagnie Générale de Géophysique S.A. (the “Issuer”)
U.S. $55,000,000
10 5/8% Senior Notes due 2007 (the “Notes”)

1	We have acted as your French legal advisers in connection with the registration of the Notes, under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer by you to exchange the Notes for U.S.$55,000,000 aggregate principal amount of your 10 5/8% senior notes due 2007 (the “Outstanding Notes”), which were originally issued on February 8, 2002.

2	This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3	We also are delivering to you an opinion dated the date hereof with respect to certain matters of United States federal law and the laws of the State of New York. We have relied on such opinion with respect to the opinions set forth herein insofar as they may be affected by matters of United States federal law or the laws of the State of New York and, insofar as the opinions set forth herein may be affected by matters of United States federal law or the laws of the State of New York, they are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

4	For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this letter.

5	We have assumed that:

5.1	Except in the case of the Issuer, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

5.2	All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

The Indenture and the Registration Rights Agreement (as defined in the Schedule), are together referred to in this opinion as the “Principal Agreements”.

6	In our opinion:

6.1	The Issuer has the corporate power to enter into and perform its obligations under the Notes and has taken all necessary action to authorize the issue and offering of the Notes in exchange for the Outstanding Notes and the representatives of the Issuer named in paragraph 4 of the Schedule have the authority to execute, issue and deliver the Notes in exchange for the Outstanding Notes.

6.2	When the Registration Statement has become effective under the Securities Act and the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Principal Agreements, there is no reason why the obligations of the Issuer contained in the Notes should not be valid and binding on it and enforceable against it as a matter of French law, it being understood that, as the Notes are expressed to be governed by the laws of the State of New York, this opinion is given in reliance on our opinion referred to in pararaph 3 above insofar as such opinion addresses the validity, binding nature and enforceability of the obligations of the Issuer under the Notes as a matter of the federal law of the United States and the laws of the State of New York.

7	The term enforceable, as used above, means that the obligations assumed by the Issuer under the Notes are of a type which the French courts enforce, it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. The main circumstances which may limit enforcement are:

7.1	Enforcement may be limited by règlement amiable, redressement judiciaire, liquidation judiciaire (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision commencing the redressement judiciaire proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

7.2	Claims may become barred as a result of prescription or may become subject to defences of set-off (compensation) or counterclaim (demande reconventionnelle).

7.3	Specific performance (exécution en nature) may not be available where damages are considered by the court to be the only possible remedy.

7.4	In respect of payment obligations, a French court has power under Article 1244-1 et seq. of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor. The court is also empowered to decide that the deferred amounts shall bear interest at a reduced rate (but at least equal to the legal rate or taux légal) or that payments made by the debtor must be applied in priority in or towards reduction of the principal due, notwithstanding any contractual provision to the contrary; any such decision by the court will suspend all enforcement proceedings instituted by the creditor against his debtor for the payment of his debt and all extra interest or penalties for late payment shall cease to be due during the grace period fixed by the court.

8	This opinion is subject to the following:

8.1	Damages, liquidated damages and penalties provided for in the Principal Agreements may be varied by a French court if they amount to a manifestly excessive or derisory penalty under French law.

8.2	A certificate, determination, notification, or opinion might be held by the French courts to be inconclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

8.3	A French court may, if requested, render a judgment in the foreign currency in which a debt is expressed. However, if a judgment awarded by a French court were to be expressed in euro, it would normally be expressed by reference to the exchange value of the relevant amount of foreign currency at the rate of exchange prevailing on the effective date of payment or due date. If, however, after having obtained a judgment from a French court on the Notes or the Principal Agreements, the creditor were to seek a separate judgment on the basis of any provision relating to exchange rate indemnities, the court might hold that such provision did not survive the original judgment.

8.4	In order to enforce in the French courts any document in connection with the issue of the Notes which is written in English, a certified translation into French of such document will be required.

8.5	We express no opinion as to the enforceability in France of provisions relating to the grossing-up by the Issuer of taxes withheld by any taxing authority in France. We have not been asked, and we do not give, any opinion as to any taxation (including Value Added Tax) which will or may arise as a result of any transaction effected in connection with the issue or offering of the Notes.

9	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Linklaters

SCHEDULE

1.	A certified copy of the statuts of the Issuer dated 30 septembre 2001 and a copy of the statuts of Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S. respectively dated 12 October 2001, 12 October 2001 and 30 November 2001.

2.	A certified copy of a resolution of the assemblée générale ordinaire et extraordinaire of the shareholders of the Issuer held on 16 May 2001 authorising the issue of bonds.

3.	A certified copy of extracts of the Minutes of the Board of the Issuer held on 18 January 2002, containing the resolution approving the issue of the Notes and delegating to the President of the Board the power to determine the final conditions of the Notes.

4.	A certified copy of a decision of Mr Robert Brunck, President of the Board of the Issuer resolving upon the issue of and determining the final conditions of the Notes and delegating to Michel Ponthus, Thierry Le Roux, Christophe Pettenati-Auzière, Gérard Chambovet and André Froment the power to sign the Principal Agreements and take all action required in connection with the issue of the Notes.

5.	Extraits K-bis issued by the Registre du commerce et des sociétés relating to the Issuer, Sercel S.A., Sercel Holding S.A. and CGG Marine S.A.S, respectively dated 3 May 2002, 3 May 2002 and 10 April 2002.

6.	A copy of the Offering Memorandum dated 5 February 2002 relating to the issue of the Outstanding Notes.

7.	A copy of the registration statement dated 6 May 2002 relating to the exchange of the Notes for the Outstanding Notes (the “Registration Statement”).

8.	An executed copy of the Purchase Agreement dated 5 February 2002 between the Issuer and the Initial Purchasers relating to the subscription and offering of the Notes.

9.	An executed copy of the Indenture dated 22 November 2000, between the Issuer and JP Morgan Chase Bank, formerly the Chase Manhattan Bank as trustee, together with an authentication order signed by the Issuer, as provided in the Indenture, (the “Indenture”).

10.	An executed copy of the Registration Rights Agreement dated 8 February 2002 (the “Registration Rights Agreement”) between the Issuer and the Initial Purchasers.

11.	A certified copy of the Officer’s Certificate dated 8 February 2002.

12.	A certified copy of the Secretary’s Certificate dated 8 February 2002.